Immediate
     Daniel P. Zoellner
     314/877-7052

                  RALCORP HOLDINGS REPORTS 1999 FOURTH QUARTER
                             AND FULL YEAR EARNINGS

ST. LOUIS, MO, NOVEMBER 2, 1999 Ralcorp Holdings, Inc. today reported improved net sales and net earnings for the fourth fiscal quarter ended September 30, 1999. Net sales for the quarter ended September 30, 1999 were $177.0 million, a nearly 14 percent increase over the same quarter of the prior year, which had net sales of $155.3 million. Net earnings for the Company's fourth fiscal quarter were $7.1 million, more than doubling the $3.5 million for the prior year's fourth quarter, excluding an $18.7 million pre-tax ($11.6 million after taxes) gain on the sale of the Company's branded baby food subsidiary, Beech-Nut Nutrition Corporation (Beech-Nut).

On an earnings per share basis, basic and diluted earnings per share for the current year's fourth quarter were $.23. This compares to last year's fourth quarter basic and diluted earnings per share of $.11, which excludes $.36 and $.35 per basic and diluted share, respectively, related to the gain on sale of Beech-Nut. For the fourth quarter and for the full year in fiscal 1998, Beech-Nut incurred operating losses which remain in the Company's historical operating results through the date of sale, September 10, 1998.

Quarterly comparisons for Ralcorp's core food businesses (operating results excluding equity earnings from the Company's investment in Vail Resorts, Inc. and the prior year gain on sale of Beech-Nut) also improved. For the quarter ended September 30, 1999, the Company's core food businesses recorded net earnings of $8.6 million, a nearly 54 percent increase compared to $5.6 million for the same prior year period. On a diluted earnings per share basis, Ralcorp's core food businesses recorded $.28 for the current year's fourth quarter versus $.17 for the comparable prior year period, an improvement of 64.7 percent.

Net sales for the full years ended September 30, 1999 and 1998 were $636.6 million and $582.9 million, respectively, a 9.2 percent improvement. Net earnings improved nearly 13.8 percent to $36.4 million for the year ended September 30, 1999 from $32.0 million for the prior year, exclusive of the aforementioned gain on sale of Beech-Nut. The corresponding diluted earnings per share were $1.15 in fiscal 1999 and $.97 in fiscal 1998, an 18.5 percent improvement, again excluding the gain on sale of Beech-Nut.

The Company's core food operations recorded even more impressive operating gains in the year-to-year comparisons. Net earnings for the core food businesses in fiscal 1999 were $33.5 million, or approximately $1.06 per diluted share. These figures represent improvements of more than 30 percent over the $25.4 million, or $.77 per diluted share, recorded by the core food businesses in fiscal 1998.

The significantly improved quarterly and full year results can be attributed to a number of positive factors. The Company's cereal business experienced renewed sales and volume momentum after a relatively flat third fiscal quarter, and again building on what was a solid first half of fiscal 1999. Results for the quarter and full year were also boosted by favorable results from current year acquisitions, especially compared to the prior year results of the now divested baby food business. Acquisitions benefited Ralcorp's cracker and cookie and snack nut operations, and also contributed the results of the mayonnaise and salad dressings business. In addition, the Company's operating results continue to be positively affected by its aggressive cost containment focus.

                          NET SALES BY DIVISION
                    Three Months Ended      Year Ended
                       September 30,       September 30,
                     ----------------   ------------------
                      1999      1998      1999      1998
                     -------  -------   --------  --------
Ralston Foods        $  78.0  $  71.1   $  297.1  $  278.2
Bremner                 45.4     42.2      173.7     157.6
Beech-Nut                -       25.5*       -       122.4*
                     -------  -------   --------  --------
  CONSUMER FOODS     $ 123.4  $ 138.8   $  470.8  $  558.2
  SNACK NUTS            35.7     16.5      124.2      24.7
  MARTIN GILLET         17.9      -         41.6       -
                     -------  -------   --------  --------
  TOTAL              $ 177.0  $ 155.3   $  636.6  $  582.9
                     =======  =======   ========  ========

* Represents net sales through September 10, 1998, the effective date of the Company's sale of Beech-Nut.

CONSUMER  FOODS
---------------
Actual Consumer Foods sales declined $15.4 million, or 11.1 percent, for the quarter and declined $87.4 million for the full year, as the prior year periods include the sales of the now divested branded baby food business, Beech-Nut. On a comparison of current year quarter sales to prior year quarter sales, excluding the benefit of the branded baby food business, sales improved $10.1 million. Comparing sales of the current fiscal year to the same prior year period, again excluding Beech-Nut, sales rose $35.0 million. Sales from Ralston Foods, the Company's cereal business, improved 9.7 percent when comparing fourth quarter results for fiscal years 1999 and 1998. Volume improvements in both ready-to-eat and hot cereals and a slightly improved product mix were the key factors driving this sales growth. Current year fourth quarter store brand ready-to-eat cereal volume improved 7.9 percent, against volume declines in the prior year fourth quarter of 8.2 percent. It was in the prior year's fourth quarter that major branded cereal manufacturers significantly expanded promotional activities. This emphasis on heavy promotional spending was evident throughout fiscal 1999, as well. For the same comparative periods, the Company's robust hot cereal volume growth was slowed to 1.9 percent, against prior year fourth quarter hot cereal volume gains of 17.2 percent. Volume comparisons for the full current and prior years also reflected solid year-over-year improvement. Ready-to-eat cereal volume increased 2.1 percent in a flat to slightly down category, and on top of a 3.3 percent volume improvement last year. Hot cereal volume grew an impressive 17.5 percent for fiscal 1999, following a year-over-year volume improvement of 6.3 percent for fiscal 1998.

Sales revenue increases were also achieved by the Bremner cracker and cookie operation, which benefited in the current year from a full quarter and year of sales revenue from Sugar Kake Cookie Inc. Sugar Kake, a primarily private label cookie operation, was acquired in August 1998. Volumes for the pre-existing cracker and cookie operation (excluding Sugar Kake) have been adversely affected by the aggressive promotional activity of large branded cracker and cookie manufacturers. Despite deep discounting by these branded product manufacturers, overall volume levels in the current year's fourth quarter were even with the same prior year quarter. In a comparison of full year periods, again excluding the Sugar Kake acquisition, cracker and cookie volume declined 1.2 percent, as volume gains in cookies were more than offset by volume declines in the lower margin saltine and graham cracker lines.

From an operating results perspective, Ralcorp's Consumer Foods segment recorded operating profit of $13.9 million for the current quarter and $53.8 million for the year ended September 30, 1999. This compares to operating profit of $8.9 million for the quarter ended September 30, 1998, including a $1.5 million operating loss from the now divested branded baby food business, and $45.6 million for fiscal 1998, including a $1.1 million operating loss from Beech-Nut. Ralston Foods' operating profit improved significantly in the quarter as a result of increased ready-to-eat and hot cereal volume and continued operational cost containment. For the year ended September 30, 1999, the Company's cereal division benefited primarily from ready-to-eat and hot cereal and co-packing volume gains, a product mix improvement and favorable material costs, while maintaining a significantly lower cost base. Bremner's operating profit for the quarter ended September 30, 1999 improved significantly from the same prior year quarter. Factors contributing to this increase were significantly lower ingredient costs, enhanced operating efficiencies and the additional operating profit from Sugar Kake for the full fourth fiscal quarter of 1999. For the year ended September 30, 1999, Bremner's operating profit improved due to the addition of Sugar Kake's volume and operating profit for the full year. In addition, the pre-existing Bremner operation benefited from lower ingredient costs and improved production yields.

SNACK  NUTS
-----------
The Company's snack nuts business, which consists of Nutcracker Brands, Inc., Flavor House Products, Inc. and, as of March 24, 1999, Southern Roasted Nuts of Georgia, Inc., recorded net sales and operating profit for the quarter ended September 30, 1999 of $35.7 million and $2.0 million, respectively. Net sales for the year ended September 30, 1999 were $124.2 million, with a corresponding operating profit of $8.2 million. Operating results for this segment were negatively affected by a sharp increase in the cost of cashews. A worldwide shortage of this commodity caused the cost to rise significantly above prior year levels. While the management of this division has taken steps to mitigate the impact of these higher costs, such steps were not sufficient to fully offset the effect on operating margins. Despite this negative commodity issue, the Snack Nuts segment continues to significantly grow its volume and improve its customer base.

The prior year included just $24.7 million in net sales, which represented primarily the operations of Flavor House since its acquisition on April 23, 1998. Nutcracker Brands, Inc. was acquired in early September 1998 and, therefore, made minimal contribution to prior year operations.

Operations in the Snack Nuts segment are somewhat seasonal, with a higher percentage of sales and operating profits recorded in the first fiscal quarter.

MARTIN  GILLET
--------------
Ralcorp Holdings began operating in mayonnaise and shelf-stable salad dressings with the March 4, 1999 acquisition of Martin Gillet & Co., Inc. For the quarter ended September 30, 1999, the operations of Martin Gillet resulted in $17.9 million in net sales and $.8 million of operating profit. Since its acquisition, Martin Gillet's operations have recorded $41.6 million in net sales and $1.7 million of operating profit.

The Company continues to work on the integration of Martin Gillet into the Ralcorp business portfolio. As part of that effort, an extensive cost reduction program has been initiated, which should benefit this division's operating results in the future.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
On a combined EBITDA (earnings before interest, taxes, depreciation and amortization) basis, the Company recorded $78.1 million for the year ended September 30, 1999, excluding the equity earnings from its Vail investment. This represents a 31.7 percent improvement over the foods business EBITDA in the prior year of $59.3 million, excluding the equity earnings from Vail and the gain on sale of Beech-Nut.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
As a result of the sale of Ralcorp's resort operations to Vail Resorts, Inc., Ralcorp maintains an approximate 21.9 percent equity ownership interest in Vail. Aberrant weather conditions during the peak ski season hurt the operating results of Vail. These difficult weather conditions, plus timing issues resulting from a fiscal year end change at Vail, combined to negatively affect the Company's full year equity earnings from its investment in Vail.

For the three-month period ended September 30, 1999, however, the Company's equity stake in Vail improved as a non-cash, pre-tax loss of $2.4 million was recorded compared to a $3.3 million non-cash, pre-tax loss in the same prior year period. In a comparison of full fiscal year periods ended September 30, 1999 and 1998, the Company recorded non-cash, pre-tax equity earnings of $4.7 million and $10.6 million, respectively. Due to the timing of a fiscal year end change at Vail, the prior year equity income amounts represent the Company's portion of Vail's operating results for only the period of October 1997 through July 1998. The current year equity earnings are based on the full twelve-month period of August 1998 through July 1999, a period that includes the historically unprofitable ski months of August through October.

UNAUDITED  PRO  FORMA  INFORMATION
----------------------------------
The accompanying Unaudited Pro Forma Combined Statements of Earnings reflect pro forma information for the quarter and full year periods ended September 30, 1998. This information assumes the divestiture of Beech-Nut was completed as of the beginning of the prior fiscal year and is provided for informational purposes only. This unaudited pro forma financial information may not necessarily reflect the actual results of operations that would have been achieved.

See the attached schedules and notes for additional information on the quarter and twelve-month results for both years.

NOTE: This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.


                                     ###

                         RALCORP  HOLDINGS,  INC.
                   CONSOLIDATED  STATEMENT  OF  EARNINGS
                   (in  millions  except  per  share  data)

                                Three Months Ended           Year Ended
                                   September 30,            September 30,
                               --------------------     --------------------
                                 1999        1998        1999        1998
                               --------    --------     --------    --------
Net  Sales                     $  177.0    $  155.3     $  636.6    $  582.9
                               --------    --------     --------    --------
Costs and Expenses
  Cost of products sold           132.3       108.1        467.5       386.0
  Selling, general and
    administrative                 24.7        23.2         89.3        97.7
  Advertising and promotion         6.0        14.8         24.8        58.1
  Interest expense, net              .6          .1          1.4         -
  Equity in (earnings)
    loss of Vail Resorts, Inc.      2.4         3.3         (4.7)      (10.6)
  Gain on sale of Beech-Nut         -         (18.7)         -         (18.7)
                               --------    --------     --------    --------
                                  166.0       130.8        578.3       512.5
                               --------    --------     --------    --------
Earnings before Income Taxes       11.0        24.5         58.3        70.4
Income Taxes                        3.9         9.4         21.9        26.8
                               --------     --------     --------    --------
Net Earnings                   $    7.1    $   15.1     $   36.4    $   43.6
                               ========    ========     ========    ========
Basic Earnings per Share       $    .23    $    .47     $   1.17    $   1.33
                               ========    ========     ========    ========
Diluted Earnings per Share     $    .23    $    .46     $   1.15    $   1.32
                               ========    ========     ========    ========
Weighted Average Shares
  Outstanding - Basic              30.8        32.3         31.1        32.7

Weighted Average Shares
  Outstanding - Diluted            31.3        32.7         31.7        33.1

                         RALCORP  HOLDINGS,  INC.
           UNAUDITED  PRO  FORMA  COMBINED  STATEMENT  OF  EARNINGS
                   (in  millions  except  per  share  data)

                               Three Months Ended          Year Ended
                                 September 30,            September 30,
                              (Actual)  (Pro Forma)   (Actual)  (Pro Forma)
                              ---------------------   ---------------------
                                1999         1998        1999        1998
                              --------    --------    --------    --------
Net  Sales                    $  177.0    $  129.8    $  636.6    $  460.5
                              --------    --------    --------    --------
Costs and Expenses
  Cost of products sold          132.3        93.4       467.5       321.5
  Selling, general and
    administrative                24.7        19.4        89.3        77.1
  Advertising and promotion        6.0         6.5        24.8        20.7
  Interest expense
    (income), net                   .6         (.4)        1.4        (3.0)
  Equity (earnings) loss
    in Vail Resorts, Inc.          2.4         3.3        (4.7)      (10.6)
                              --------    --------    --------    --------
                                 166.0       122.2       578.3       405.7
                              --------    --------    --------    --------
Earnings before Income Taxes      11.0         7.6        58.3        54.8
Income Taxes                       3.9         2.9        21.9        20.8
                              --------    --------    --------    --------
Net Earnings                  $    7.1    $    4.7    $   36.4    $   34.0
                              ========    ========    ========    ========
Basic Earnings per Share      $    .23    $    .15    $   1.17    $   1.04
                              ========    ========    ========    ========
Diluted Earnings per Share    $    .23    $    .14    $   1.15    $   1.03
                              ========    ========    ========    ========
Weighted Average Shares
  Outstanding - Basic             30.8        32.3        31.1        32.7

Weighted Average Shares
  Outstanding -  Diluted          31.3        32.7        31.7        33.1

Notes:

1. On September 10, 1998, the Company completed the sale of its branded baby food subsidiary, Beech-Nut Nutrition Corporation, to The Milnot Company for $68 million in cash. As a result, the Company recorded a $18.7 million pre-tax gain on the sale ($11.6 after taxes or $.36 per basic share and $.35 per diluted share). In addition, and as referred to in Note 2 below, the accompanying comparative unaudited pro forma combined statements of earnings reflect the Company's results of operations without Beech-Nut results.

2. The accompanying unaudited pro forma combined statements of earnings for the quarter and full year ended September 30, 1998 are presented to reflect the results of operations assuming the sale of the Company's branded baby food subsidiary, Beech-Nut Nutrition Corporation, had been completed as of the beginning of the prior fiscal year. These unaudited pro forma statements of earnings are for informational purposes only and may not necessarily reflect the results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

3. The weighted average shares outstanding used to compute earnings per share (basic and diluted) for the quarters and years ended September 30, 1999 and 1998 are based on the weighted average number of shares of Ralcorp common stock outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

4. Earnings per share (basic and diluted) are computed independently for each of the periods presented, therefore, the sum of the earnings per share (basic and diluted) amounts for the quarters may not total the year-to-date amount.